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                                                                    EXHIBIT 10.4

                                  June 29, 2001


Colin McWay
Executive Vice President
Viasource Communications, Inc.
200 Broward Avenue, 21st Floor
Fort Lauderdale, Florida 33301

          AMENDMENT TO SERVICE AGREEMENT BETWEEN GATEWAY AND VIASOURCE

Dear Colin:

Gateway Companies, Inc. ("Gateway") and Viasource Communications, Inc. ("Viasource") are parties to an Amended and Restated Service Agreement dated as of June 12, 2001 (the "Service Agreement"). Gateway and Viasource have agreed to amend the Service Agreement on the terms set forth below. Unless otherwise defined herein, all capitalized terms shall have the meanings given to them in the Service Agreement.

For good and valuable consideration, Gateway and Viasource agree to amend the Service Agreement to provide that:

                  (1) On June 29, 2001, Gateway will prepay $265,000 for anticipated fees payable to Viasource pursuant to Section III(A) of the Service Agreement and Exhibit D thereto. Any amounts so prepaid by Gateway shall be credited and applied against invoices remitted by Viasource in the order in which such invoices are remitted. Viasource will repay the advance in accordance with the following schedule:

                  July 6, 2001              $20,000
                  July 13, 2001             $20,000
                  July 20, 2001             $30,000
                  July 27, 2001             $30,000
                  August 3, 2001            $30,000
                  August 10, 2001           $35,000
                  August 17, 2001           $35,000
                  August 24, 2001           $35,000
                  August 31, 2001           $30,000

                  (2) Notwithstanding the terms of Section III(B) of the Service Agreement, commencing on June 29, 2001, Viasource will remit invoices to Gateway on a weekly basis covering the Services provided by Viasource during the preceding week until the earlier to occur of (i) September 21, 2001 (the date that is twelve weeks from June 29, 2001) or (ii) the consummation by Viasource of a sale of its stock with net proceeds to Viasource of at least $8,000,000. All such invoices shall be due and payable within seven (7) days of receipt of each invoice. During this time period, the provisions of Exhibit D to the Service Agreement providing for adjustment of the Base Service Fee based on customer satisfaction levels shall continue to apply, and Viasource will invoice or credit Gateway on a monthly basis, as appropriate, to reflect customer satisfaction levels achieved during the prior month in which Services were performed.

                  (3) The third sentence of Section I(A) of the Service Agreement is hereby amended and restated to read as follows (with the remainder of Section I(A) remaining unchanged and in full force and effect):

        "Viasource will provide services in the areas described in the Original Agreement and will be capable of providing the Services in the geographic areas described on Exhibit C within the time specified therein after written notice from Gateway as specified in Exhibit C."



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                  (4) On June 29, 2001, Viasource will issue a warrant to
purchase up to 475,000 shares of its common stock to Gateway, with vesting taking place on the following terms:

         (i)      125,000 shares will vest on June 29, 2001;

         (ii) Up to an additional 150,000 shares may vest upon the issuance of a press release announcing a national installation program for Gateway PCs as follows:

                  (a) 150,000 shares will vest if the press release is issued by July 6, 2001 during the term of the Service Agreement;

                  (b) 125,000 shares will vest if the press release is issued after July 6,2001 but by July 29, 2001 during the term of the Service Agreement;

                  (c) 100,000 shares will vest if the press release is issued after July 29,2001 but by August 13, 2001 during the term of the Service Agreement; and

                  (d) 75,000 shares will vest if the press release is issued after August 13, 2001 during the term of the Service Agreement;

         (iii) An additional 50,000 shares will vest on each of June 29, 2002 and June 29, 2003; (iv) An additional 25,000 shares will vest when Viasource initiates a pilot project for Gateway's high speed/broadband Internet services for consumers;

         (v) An additional 25,000 shares will vest when Viasource initiates a pilot project for Gateway's home networking services;

         (vi) An additional 25,000 shares will vest upon the date when Gateway launches a national marketing campaign offering installation and orientation services for purchasers of PCs; and

         (vii) An additional 25,000 shares will vest upon the roll-out of Gates III and IV pursuant to the Service Agreement.


In the event that Viasource conducts at least 100,000 installation events under the Service Agreement during either (1) July 1, 2001 to December 31, 2002 or (2) July 1, 2002 to December 31, 2003, then all warrants shall immediately vest (regardless of the vesting schedule set forth in (i)-(vii) above. The exercise price for the shares set forth in (i) above will be $1.00 per share, as adjusted to reflect stock splits, recapitalizations and the like; provided, however, that the exercise price shall be reduced to the closing price of Viasource's common stock on June 28, 2001 in the event that the average closing prices of Viasource's common stock on NASDAQ for the ten calendar days prior December 29, 2001 equals an amount less than $1.00 per share, in each case as adjusted to reflect stock splits, recapitalizations and the like. The exercise price for the shares set forth in (ii) - (vii) above will be the lesser of $1.00 per share or a 10% discount to the average closing prices of Viasource's common stock on NASDAQ for the ten calendar days prior to each date on which the shares vest and become exerciseable, in each case as adjusted to reflect stock splits, recapitalizations and the like. The vesting of the warrants will be subject to the condition that the Service Agreement is in full force and effect (except due to action by Viasource other than for cause of Gateway) and Gateway is not in material breach thereof on the date of vesting, subject to applicable cure periods. In the event that any of the shares set forth in (ii) - (vii) above fail to vest as a result of a material breach of the Service Agreement by Viasource as of the date of applicable vesting (subject to applicable cure periods), then any such shares shall immediately vest and become exerciseable. The warrants will terminate and cease to be exerciseable on the earlier of (a) the fifth anniversary of the date of issuance or (b) in the event the the Service Agreement is terminated prior to the end of its term, the date that is 90 days after the date of termination of the Service Agreement. Viasource will file a Form S-3 Registration Statement with the Securities and Exchange Commission ("SEC") covering the shares of common stock underlying the warrants within 15 days after the date that Viasource becomes eligible to file a registration statement with the SEC on Form S-3 (or, if earlier, within 30 days after the date that Viasource issues stock with net proceeds to the Company of at least $8,000,000 if Viasource is then eligible to file a registration statement on Form S-3), and will use its commercially reasonable best efforts to have such registration statement declared effective as soon as




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reasonably practicable. Viasource will also have the shares of common stock underlying the warrants approved for listing on NASDAQ as soon as reasonably practicable, but in any event within 60 days of issuance of the warrants. For the first six months following issuance of the warrant, Gateway agrees not to sell or transfer more than 10,000 shares of the common stock underlying the warrants on any calendar day. The warrants shall be in the form attached hereto as Annex A.

                  (5) Except as modified herein, all other terms of the Service Agreement shall remain in full force and effect. Please sign two copies of this letter agreement where indicated below, and fax and mail one executed original to my attention.

                                       Gateway Companies, Inc.



                                       By:  /s/ Tom Reedy
                                           -------------------------------------
                                             Name: Tom Reedy
                                             Title: Vice President and Treasurer



                                       Viasource Communications, Inc.



                                       By:  /s/ Craig A. Russey
                                           -------------------------------------
                                              Name: Craig A. Russey
                                              Title: President and CEO





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